Exhibit 10.4

DATED 24 June 2009

GLOBAL STRATEGIES GROUP (NORTH AMERICA), INC (1)

GLOBAL STRATEGIES GROUP (MIDDLE EAST) FZE (2)

PREFERRED SUPPLIER

SERVICES FRAMEWORK AGREEMENT

INDEX

1.	INTERPRETATION AND DEFINITIONS	1

2.	COMMENCEMENT	2

3.	PREFERRED SUPPLIER ARRANGEMENTS	2

4.	CONFIDENTIAL INFORMATION	3

5.	INVENTION RIGHTS	4

6.	GENERAL PROVISIONS	4

7.	LIABILITY	5

8.	TERMINATION AND EXTENSION	5

9.	ENTIRE AGREEMENT	6

10.	NO PARTNERSHIP	6

11.	VARIATION	6

12.	NOTICES	6

13.	GOVERNING LAW AND JURISDICTION	6

Schedule 1		9

THIS AGREEMENT is made on 24 June 2009

BETWEEN:

(1)	GLOBAL STRATEGIES GROUP (NORTH AMERICA), INC (a company incorporated in Maryland with a principal place of business at 2200 Defense Highway, Crofton, MD 21114 (the Contractor); and

(2)	GLOBAL STRATEGIES GROUP (MIDDLE EAST) FZE, registered with the Dubai Airport Free Zone Authority under License No. 1133, formed pursuant to law No. 2 of 1996 with limited liability, and with its registered offices at Building 6WA, Office 201, Dubai Airport Free Zone, Dubai, United Arab Emirates (the Sub-Contractor),

(each a Party and together the Parties).

WHEREAS:

(A)	The Contractor will enter into agreements with its clients and wishes to sub-contract some or all of the obligations incurred under such agreements to the Sub-Contractor.

(B)	The Contractor and the Sub-contractor desire to apply their complementary capabilities for the benefit of the Parties and the Clients (as defined below).

(C)	The Parties intend that the Contractor, acting in the role of prime contractor, with the assistance of the Sub-Contractor, acting in the role of subcontractor with respect to Services (as defined below), will from time to time submit technical and price proposals and past performance information (hereinafter, a “Proposal” or collectively, the “Proposals”) to one or more Clients.

(D)	The Parties intend this Agreement to define and establish between them their respective responsibilities, rights, obligations, and working relationships in the submission of any Proposal and entering into a Sub-Contract with respect to Services, should the Contractor be awarded a Main Contract (as defined below).

(E)	The Contractor wishes to expand its business internationally through utilizing the sales and service capacity, past performance, regional operations, know-how, relationships, and delivery channels of the Sub-Contractor.

IT IS AGREED as follows:

1.	INTERPRETATION AND DEFINITIONS

1.1	In this Agreement the following words shall have the following meanings:

Client means any government agency or private organization that is or may become the Contractor’s client under a Main Contract.

Group means in relation to the Contractor, any Person which the Contractor controls directly or indirectly or which is under common control with the Contractor. As used herein, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise.

Contractor includes any Group company of that Contractor.

Main Contract means a contract by a Contractor for the provision of services to its clients.

Person means any individual, corporation, general or limited partnership, company, limited liability company or other entity, trust, estate or other legal person.

Services means the services described in Schedule 1 as amended from time to time by written agreement between the Parties and shall mean any part or parts of the Services in any part of the world where the context so requires but shall exclude any such Services where they are to be delivered within the United States of America and/or which the Subcontractor is prohibited from providing under applicable law.

Solicitation means a formal solicitation by a Client that includes Services to be performed outside the United States of America.

Sub-Contract means an agreement entered into between the Contractor and the Sub-Contractor pursuant to clause 3.1.

United States of America means the fifty states, the District of Columbia, the territories and possessions of the United States, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana islands, and the Trust Territory of the Pacific Islands.

1.2	Clause and schedule headings are inserted for ease of reference and do not affect the interpretation of this Agreement.

1.3	Words in the singular include the plural and in the plural include the singular.

2.	COMMENCEMENT

2.1	This Agreement is effective from its date until terminated in accordance with its terms.

3.	PREFERRED SUPPLIER ARRANGEMENTS

3.1	The Parties agree that if the Contractor enters into a Main Contract, the Contractor shall in accordance with this Agreement and without prejudice to clause 3.5 offer the Sub-Contractor the first right of refusal to enter into a Sub-Contract for the performance by the Sub-Contractor of any and all Services as described in Schedule 1 that are within the scope of such Main Contract and unless otherwise mutually agreed, the Subcontract will contain the terms, conditions, and pricing as specified in Schedule 1.

3.2	The Contractor will submit any Proposal for any Main Contract which may or will involve the provision of Services unless the Parties agree otherwise. If required by the Solicitation or requested by the Sub-Contractor, the Contractor will name the Sub-Contractor in any such Proposal as proposed sub-contractor for the performance of the Services.

3.3

The Parties shall work together in connection with any Proposal by the Contractor for any Main Contract which may or will include any Services. The Parties shall co-operate with each other and provide each other with and share in a timely manner all information and data reasonably required in connection with the making of the Proposal including without limitation the provision of written, technical and price proposals, any final Proposal, delivery terms for equipment and past performance information, written communications and presentations, attendance at meetings and presentations with Client personnel, and a copy of the Main Contract (omitting, if required, any commercially sensitive information) subject always to applicable legal or regulatory requirements. The Contractor will give the Sub-Contractor the reasonable opportunity to review any material relating to or affecting the Sub-Contractor before its transmission to the Client. In addition, the Parties shall co-operate as may reasonably be necessary to respond to Client requests as they relate to Services including without limitation changes in statements of work, costs, delivery schedules and general terms and conditions. The Contractor will at all times keep the Sub-Contractor advised of the status of any Solicitation or Proposal and of Client enquiries and comments pertaining to the Services. Both Parties agree to share with each other the results of any communication with the Client concerning any Solicitation, any Proposal or this Agreement.

3.4	The Parties acknowledge that the Sub-contract may be subject to the written consent of the Client. The Parties agree to use their best efforts to obtain such consent. The Parties also agree to negotiate in good faith reasonable modifications if necessary to secure the consent of the Client.

3.5	The Contractor shall not, and shall procure that each of its Group shall not, itself perform any Services or sub-contract the provision of any Services to any Person save the Sub-Contractor without the prior written consent of the Sub-Contractor, unless the Sub-Contractor does not confirm in writing within 10 days of being notified of a potential Sub-Contract by the Contractor that it wishes to pursue a Proposal.

3.6	The Sub-Contractor shall not actively participate in efforts other than by the Contractor to provide the Services under the Main Contract without the prior written consent of the Contractor.

3.7	Unless otherwise agreed, each Party will bear its own expenses incurred in connection with negotiating and performing its obligations under this Agreement.

3.8	For the avoidance of doubt, both Parties will comply with, and nothing in this Agreement shall oblige either Party to act in breach of, any and all applicable legal and regulatory requirements under or in connection with this Agreement.

4.	CONFIDENTIAL INFORMATION

4.1	The Parties agree that Confidential Information of a Party might include, but not be limited to that Party’s: (1) business plans, methods, and practices; (2) personnel, customers, and suppliers; (3) inventions, processes, methods, products, patent applications, and other proprietary rights; or (4) specifications, drawings, sketches, models, samples, tools, computer programs, technical information, or other related information.

4.2	When Confidential Information has been disclosed by the other Party, the receiving Party (“Recipient”) shall, for a period of three (3) years from the date of disclosure, refrain from disclosing such Confidential Information to any contractor or other third party without prior, written approval from the disclosing Party and shall protect such Confidential Information from inadvertent disclosure to a third party using the same care and diligence that the Recipient uses to protect its own proprietary and confidential information, but in no case less than reasonable care. The Recipient shall ensure that each of its employees, officers, directors, or agents who has access to Confidential Information disclosed under this Agreement is informed of its proprietary and confidential nature and is required to abide by the terms of this Agreement. The Recipient of Confidential Information disclosed under this Agreement shall promptly notify the disclosing Party of any disclosure of such Confidential Information in violation of this Agreement or of any subpoena or other legal process requiring production or disclosure of said Confidential Information.

4.3	All Confidential Information disclosed under this Agreement shall be and remain the property of the disclosing Party and nothing contained in this Agreement shall be construed as granting or conferring any rights to such Confidential Information on the other Party. The Recipient shall honour any request from the disclosing Party to promptly return or destroy all copies of Confidential Information disclosed under this Agreement and all notes related to such Confidential Information. The Parties agree that the disclosing Party will suffer irreparable injury if its Confidential Information is made public, released to a third party, or otherwise disclosed in breach of this Agreement and that the disclosing Party shall be entitled to obtain injunctive relief against a threatened breach or continuation of any such breach and, in the event of such breach, an award of actual and exemplary damages from any court of competent jurisdiction.

4.4	The terms of this Agreement shall not be construed to limit either Party’s right to develop independently or acquire products without use of the other Party’s Confidential Information. The disclosing party acknowledges that the Recipient may currently or in the future be developing information internally, or receiving information from other Parties, that is similar to the Confidential Information. Nothing in this Agreement will prohibit the Recipient from developing or having developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information provided that the Recipient does not violate any of its obligations under this Agreement in connection with such development.

4.5	Notwithstanding the above, the Parties agree that information shall not be deemed Confidential Information and the Recipient shall have no obligation to hold in confidence such information, where such information:

(a)	Is already known to the Recipient, having been disclosed to the Recipient by a third party without such third party having an obligation of confidentiality to the disclosing Party; or

(b)	Is or becomes publicly known through no wrongful act of the Recipient, its employees, officers, directors, or agents; or

(c)	Is independently developed by the Recipient without reference to any Confidential Information disclosed hereunder; or

(d)	Is approved for release (and only to the extent so approved) by the disclosing Party; or

(e)	Is disclosed pursuant to the lawful requirement of a court or governmental agency or where required by operation of law.

5.	INVENTION RIGHTS

5.1	Neither Party shall acquire, expressly or by implication, any rights in the background patents and inventions of the other Party, including, but not limited to, inventions described and claimed in applications for U.S. patents filed prior to the date of this Agreement, and inventions made or reduced to practice other than in connection with preparation of the Proposal or performance of the Project. In the event of joint inventions, the Parties shall establish their respective rights by negotiations between them.

5.2	If, during the term of this Agreement, an invention, whether patentable or unpatentable, is made exclusively by the employees of one Party in connection with the Proposal, exclusive title to such invention and to any resulting patent shall be in the Party whose employees made the invention.

5.3	The Parties agree the Parties may be required to and shall grant license or other rights to the Client to inventions, data, and information under provisions which may be contained in the Main Contract, provided, however, such license or other rights shall not exceed those required by the Main Contract.

6.	GENERAL PROVISIONS

6.1.	Except as may be required by law, neither Party shall make any news releases, public announcements, advertising, or other public statements about the Proposal, the Main Contract, or the Sub-contract without first obtaining the written approval of the other Party, such approval not to be unreasonably withheld.

6.2.	Neither Party may assign or otherwise transfer this Agreement, nor its rights or obligations hereunder, without first obtaining the written consent of the other Party, such consent not to be unreasonably withheld or delayed. The foregoing notwithstanding, either Party may assign this Agreement to any entity, controlling, controlled by, or under common control with, the assigning Party, or to any successor to the business of the assigning Party to which this Agreement relates, provided that the assigning Party gives the other Party prior written notice of such assignment, and the assignee agrees in writing to be bound by all of the obligations of, and to assume all of the liabilities of, the assigning Party under this Agreement. Following such assignment, the assigning Party shall be liable for the failure of the assignee to perform its obligations under this Agreement.

6.3.	This Agreement shall not be construed to create a joint venture or partnership between the Parties. At all times the Contractor and Sub-Contractor shall remain independent contractors, each responsible for its own employees.

6.4	If any part, term, or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions of provisions shall not be affected thereby. In the event that any part, term, or provision of this Agreement is held void, illegal, unenforceable, or in conflict with any law of the federal, state, or local government having jurisdiction over this Agreement, the Parties agree, to the extent possible, to include a replacement provision, construed to accomplish its originally intended effect, that does not violate such law or regulation.

7.	LIABILITY

Except as otherwise provided in this Agreement, neither Party shall be liable to the other for any consequential, incidental, special (including multiple or punitive) or other indirect damages that are claimed to be incurred by the other Party arising out of the other Party’s efforts in connection with this Agreement or the preparation and submission of any Proposal for this Project, whether such claim arises under Contract, Tort (including strict liability) or other theory of law.

8.	TERMINATION AND EXTENSION

8.1	This Agreement shall terminate upon the occurrence of the earliest of the following events:

(a)	The expiry of a notice of termination of at least 3 months’ duration to expire not earlier than the five year anniversary of the date of this Agreement; or

(b)	Upon the mutual written agreement of the Parties.

8.2	a. Except pursuant to clause 8.1, this Agreement may only be terminated by a Party in the event of the other’s breach of a material provision of this Agreement and in accordance with this clause 8.2.

b. Written notice of material breach must be provided to the other Party specifying the material breach and requiring its remedy or if such material breach is not capable of remedy requiring payment of adequate compensation therefor within thirty (30) days after receipt.

c. If the other Party does not remedy the breach within thirty (30) days or make such payment of adequate compensation, either Party may refer the matter for dispute resolution pursuant to clause 13,2.

d. If, and only if, an arbitrator determines, pursuant to clause 13.3, that a Party has materially breached this Agreement, the non-breaching Party may then terminate this Agreement. This Agreement shall remain in full force and effect until such time.

9.	ENTIRE AGREEMENT

9.1	This Agreement, and any documents referred to in it or executed contemporaneously with it, constitute the whole agreement between the Parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

9.2	Each Party acknowledges that in entering into this Agreement, and any documents referred to in it or executed contemporaneously with it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents.

9.3	Nothing in this clause operates to limit or exclude any liability for fraud.

10.	NO PARTNERSHIP

The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

11.	VARIATION

No variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless committed to writing and signed by or on behalf of all Parties.

12.	NOTICES

a.	Each Party’s address for service of notices under this Agreement shall be the address at the beginning of this Agreement or such other address as may be notified from time to time by notice in accordance with this clause 12.

b.	Notice may be given by letter or by fax confirmed by letter; and each letter containing or confirming notice will be sent by first class registered post addressed to the other Party’s address for service and will be deemed to have been received on the second business day after despatch if the addressee is in the same country and five business days after despatch if the addressee is in another country.

13.	GOVERNING LAW AND JURISDICTION

13.1	This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Delaware.

13.2	All disputes under this Agreement shall first be referred to the Business Unit Leaders or Managing Directors (as appropriate) of the Parties involved. If, despite reasonable efforts, the Business Unit Leaders or Managing Directors (as appropriate) cannot reach agreement concerning the dispute, the dispute shall be elevated to the Chief Executive Officers of the Contractor and the Sub-Contractor, who will then attempt to resolve the issue through good faith negotiations. If, despite reasonable efforts, the Chief Executive Officers cannot reach agreement concerning the dispute, the dispute shall be elevated to the common shareholder of the Parties (if any), who will then attempt to resolve the issue through good faith negotiations. No statements by, or communications between, the Parties occurring as a part of the dispute resolution efforts of the Managing Directors and/or the Chief Executive Officers and/or common shareholder shall be admissible for any purpose in arbitration or in any proceeding before any court. Any dispute which cannot be resolved within 120 days of first being referred to the Business Unit Leaders or Managing Directors (as appropriate) under this clause 13.2 may be referred by either Party to arbitration as set forth in clause 13.3.

13.3

Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, shall be determined by binding arbitration. The arbitration proceedings shall be held and conducted by a single arbitrator in accordance with the

Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”). Such arbitration shall occur in London, England, and be initiated by any Party in accordance with the AAA Rules. The demand for arbitration shall be made by any Party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceeding, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The Parties desire and shall request that the arbitration hearing take place within sixty (60) days of the AAA’s receipt of the arbitration demand. Reasonable discovery, including depositions, shall be permitted. Discovery issues shall be decided by the arbitrator. Post-hearing briefs shall be permitted. The Parties desire and shall request that the arbitrator shall render a decision within twenty (20) days after the conclusion of the hearing(s). In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement, or to grant an award or remedy any greater than that which would be available from a court under the statutory or common law theory asserted. The arbitrator shall issue a written opinion that includes the factual and legal basis for any decision and award. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware or federal law, or any of them, as applicable to the claim(s) asserted. Judgment on the award may be entered in any court of competent jurisdiction. The arbitrator shall allocate all costs and expenses of the arbitration (including legal and accounting fees and expenses of the respective Parties) to the Parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses). The Parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, the merits of any action that involves such provisional remedies or injunctive relief, including, without limitation, the terms of any permanent injunction, shall be determined by arbitration under this clause 13.3.

IN WITNESS of which the Parties have executed this Agreement the day and year first before written.

SIGNED by	/s/ John Hillen	a director	)
for and on behalf of			)
GLOBAL STRATEGIES GROUP (NORTH AMERICA), INC			)

SIGNED by	/s/ John Hassoun	a director	)
for and on behalf of			)
GLOBAL STRATEGIES GROUP (MIDDLE EAST) FZE			)

SCHEDULE 1

SERVICES

Project design, implementation, management, quality control/quality assurance, sourcing and administrative management of Subject Matter Experts (SMEs), procurement and maintenance of kit and equipment, and logistical support services which the Sub-contractor is not prohibited from providing under applicable law and which are delivered outside of the United States of America with respect to the following:

DEFENCE & SECURITY

National Security Initiatives

Borders Protection Programs

Regional Counter-Terrorism Advisory

Counter-Narcotics Operations

Peacekeeping Operations

Mission Security & Support

Intelligence & Analysis

Regional Intelligence Sourcing

Critical Infrastructure Protection

Threat Assessments

Security Systems Design

Intrusion Detection

Force Protection

Access Control

Physical Security

Logistics

Logistics Planning & Management

Convoy Protection

Armed Escort Services

Aircraft Provision & Management

Camps & Life Support Services & Maintenance

Each Subcontract shall contain any provisions required by the terms of the Main Contract and shall further specify the following material terms:

1.	The Subcontractor shall perform all of the Services required by the Main Contract. “Services” means all , , , , and to be performed outside the United States of America for any Client,

2.	The Subcontract period of performance is coterminous/coextensive with the Main Contract period of performance.

3.	If the Client exercises any option, the Contractor shall, after reasonable notice to the Subcontractor, exercise a corresponding option in the Subcontract.

4.	The Contractor may terminate the Subcontract for convenience only to the extent that the Main Contract has been terminated or the Client otherwise has removed from the Main Contract the

5.	The prices for the Services to be performed by the Subcontractor will be as determined by the Parties as follows: the prices will be the prices that the Subcontractor provided to the Contractor in writing during proposal preparation except to the extent that the Parties otherwise agreed to different prices prior to award of the Main Contract, as evidenced in writing.

6.	The Parties will, at the Subcontractor’s election, within 30 days of execution of the Subcontract, agree on terms for and establish an escrow account with a mutually-agreeable financial institution into which the Contractor will arrange that the Client make payments for all work performed under the Main Contract and out of which moneys shall be promptly paid to the Subcontractor for the work it has performed and invoiced.

7.	In any event, the Contractor shall pay the Subcontractor net 45 days for work performed, regardless of the status of payment by the Client to the Contractor; payments received after 45 days shall bear interest at the rate of one percent per month accruing and compounded on a daily basis until the date of actual payment.

8.	Any rights in intellectual property that the Subcontractor must license will vest with the Client, and not with the Contractor.